Filed Pursuant To Rule 433
Dated March 22, 2006
Registration Statement No. 333-132616
ProLogis Final Term Sheet

Issuer:	ProLogis

Size:	$450,000,000

Maturity:	April 1, 2012

Coupon (Interest Rate):	5.50%

Yield to Maturity:	5.609%

Spread to Benchmark Treasury:	+ 90 bps

Benchmark Treasury:	UST 4.875% February 2012

Benchmark Treasury Price and Yield:	100-27 and 4.709%

Interest Payment Dates:	April 1 and October 1 (commencing October 1, 2006)

Redemption Provision:	Make Whole Call UST+15

Price to Public:	99.449%

Net proceeds to Issuer (before expenses)	$444,764,250

Settlement Date:	March 27, 2006 (T+3)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or 1-800-503-4611 or J.P. Morgan Securities Inc collect at 212-834-4533.

ProLogis Final Term Sheet

Issuer:	ProLogis

Size:	$400,000,000

Maturity:	April 1, 2016

Coupon (Interest Rate):	5.75%

Yield to Maturity:	5.853%

Spread to Benchmark Treasury:	+ 115 bps

Benchmark Treasury:	UST 4.50% February 2016

Benchmark Treasury Price and Yield:	98-13 and 4.703%

Interest Payment Dates:	April 1 and October 1 (commencing October 1, 2006)

Redemption Provision:	Make Whole Call UST+25

Price to Public:	99.227%

Net proceeds to Issuer (before expenses)	$394,308,000

Settlement Date:	March 27, 2006 (T+3)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or Deutsche Bank Securities Inc. at 1-800-503-4611 or J.P. Morgan Securities Inc collect at 212-834-4533.